Exhibit 99.1
IP Strategy Appoints Brian C. Jun to Board of Directors, Strengthening Cryptocurrency, Tax and AI Expertise

GIG HARBOR, Wash., April 16, 2026 (GLOBE NEWSWIRE) -- IP Strategy Holdings, Inc. (Nasdaq: IPST) (the “Company” or “IP Strategy”), the first company to adopt a treasury reserve policy centered on the $IP token, today announced the appointment of Brian C. Jun to its Board of Directors, effective immediately.
Mr. Jun brings deep expertise in digital assets, blockchain taxation, and international tax structuring, with more than 15 years of experience advising leading companies, financial institutions, and Web3 organizations. He currently serves as Chief Financial Officer of Gurufin Inc., an institutional-grade stablecoin platform focused on cross-border payments and foreign exchange. In this role, he is leading its fundraising efforts, while also establishing its foundational finance and treasury operations.
In addition to his Chief Financial Officer role, Mr. Jun serves as a cryptocurrency tax advisor to leading venture capital firms and Web3 projects, including a number of Andreessen Horowitz (a16z) portfolio companies. In the past, he assisted Story Foundation with critical tax planning ahead of its mainnet launch. He has also previously advised IP Strategy in a contractor capacity on digital asset tax matters.
“We are excited to welcome Brian to our Board,” said Justin Stiefel, Chief Executive Officer of IP Strategy. “His unique combination of institutional tax expertise and hands-on experience in blockchain, digital assets, and emerging financial infrastructure will be invaluable as we continue to scale our IP-backed digital asset strategy.”
Prior to his current roles, Mr. Jun was a Senior Manager in Blockchain & Digital Asset Taxation at Deloitte, where he led tax strategy and structuring initiatives for prominent blockchain organizations such as Uniswap, Aave, Solana, OpenSea, and others. His work has included token structuring, DAO planning, stablecoin design, and digital asset taxation frameworks.
Earlier in his career, Mr. Jun held tax leadership roles at KPMG, Fox Entertainment Group, and Ernst & Young, specializing in international tax, mergers and acquisitions, and complex cross-border structuring. He began his career as a Financial Advisor at Morgan Stanley, managing significant client assets and investment strategies.
“IPST sits at the intersection of intellectual property and digital asset innovation, built on the Story layer 1 blockchain, purpose-built to make IP programmable in the age of AI,” said Mr. Jun. “As AI systems increasingly rely on high-quality, rights-cleared data, Story provides the infrastructure to register, license, and monetize IP at scale. I’m excited to support the Company’s mission to unlock value through IP-backed financial strategies, next-generation treasury solutions, and compliant, rights-aligned AI ecosystems.”
Mr. Jun holds a J.D. and an LL.M. in Taxation from Loyola Law School, Los Angeles, and a B.A. from the University of California, Berkeley. He is admitted to the State Bar of California.
About IP Strategy
IP Strategy Holdings, Inc. (Nasdaq: IPST) is the first Nasdaq-listed company to hold $IP tokens as a primary reserve asset and operate a validator for the Story Blockchain. The Company provides public market investors broad exposure to the $80 trillion programmable intellectual property economy in a regulated equity format. IP Strategy’s treasury reserve of $IP tokens provides direct participation in the Story ecosystem, which enables on-chain registration, licensing, and monetization of intellectual property.
About Story
Story is the AI-native blockchain network powering the $IP token and making intellectual property programmable, traceable, and monetizable in real time. Backed by $136 million from a16z crypto, Polychain Capital, and Samsung Ventures, Story launched its mainnet in February 2025 and has rapidly become a leading infrastructure for tokenized intellectual property. Story allows creators and enterprises to turn media, data, and AI-generated content into legally enforceable digital assets with embedded rights, enabling automated licensing and new markets for intellectual property across AI and entertainment
Forward-Looking Statements
This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, but are not limited to, the potential impact that Mr. Jun’s expertise and experience in blockchain, digital assets, and emerging financial infrastructure may have on the Company and the potential support Mr. Jun may provide to the Company’s mission to unlock value through IP-backed financial strategies, next-generation treasury solutions, and compliant, rights-aligned AI ecosystems.
Any forward-looking statements in this press release are based on IP Strategy’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the volatility of the Company’s common stock and any correlation between the Company’s stock price and the price of $IP tokens or any correlation between the Company’s stock price and activity or projects within the Story ecosystem, the legal, commercial, regulatory and technical uncertainty regarding digital assets generally, and expectations with respect to future performance and growth. These and other risks concerning IP Strategy’s programs and operations are described in additional detail in its [registration statement on Form S-1 initially filed with the Securities and Exchange Commission on August 26, 2025, as amended by Amendment No. 1 filed on October 16, 2025, Amendment No. 2 filed on December 12, 2025 and Amendment No. 3 filed on December 19, 2025, its ]latest annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and any other subsequent filings with the Securities and Exchange Commission. IP Strategy explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.
Investor Relations Contact:
(800) 595-3550
ir@ipstrategy.co